NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 6, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 25, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a change to a Limited Liability Company (LLC) / Name Change / Change in Designation of Macquarie Infrastructure Company Trust became effective before the opening on June 25, 2007. Each Share representing one Beneficial Interest of Macquarie Infrastructure Company Trust was exchange for one (New) Share representing one Limited Liability Interest of Macquarie Infrastructure Company LLC. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 25, 2007.